Exhibit 99

FOR IMMEDIATE RELEASE:	October 16, 2009
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES PERFORMANCE FOR THE
QUARTER AND YEAR TO DATE PERIODS ENDED SEPTEMBER 30, 2009
Fairlawn, Ohio — October 16, 2009 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $6.7 million, or $1.66 per diluted common share for the quarter ended September 30, 2009, compared to net income of $285,000, or $.07 per diluted common share, for the quarter ended September 30, 2008.
For the nine months ended September 30, 2009, the net loss totaled $7.7 million, or $1.95 per diluted common share, compared to net income of $633,000, or $.15 per diluted common share, for the nine months ended September 30, 2008.
Despite the net loss, CFBank remains well-capitalized for regulatory purposes with a core capital ratio of approximately 9.40% and risk-based capital ratio of approximately 12.70% as of September 30, 2009.
The net loss was substantially due to provisions for loan losses of $4.8 million and $6.7 million, respectively, for the three and nine months ended September 30, 2009. The increase in the provision for loan losses was due to the continued effect of current economic conditions and trends on loan portfolio performance, which resulted in an increase in nonperforming loans and net loan charge-offs. Net loan charge-offs during the quarter ended September 30, 2009 included $3.5 million related to the deterioration in financial condition of a significant commercial loan customer.
Net loan charge-offs, which totaled $4.1 million and $5.1 million for the three and nine months ended September 30, 2009, respectively, reduced the Company’s near term estimates of future taxable income and the amount of the deferred tax asset primarily related to net operating loss carryforwards considered realizable. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740: Income Taxes, the Company recorded a $3.8 million valuation allowance to reduce the carrying amount of the deferred tax asset to zero at September 30, 2009. We will recognize the tax benefits to the extent we have taxable income in future years.
Federal Deposit Insurance Corporation (FDIC) premiums for the nine months ended September 30, 2009 included a special assessment of $128,000 to restore the reserve ratio of the Deposit Insurance Fund (DIF), as announced on May 22, 2009 by the FDIC Board of Directors. On September 29, 2009, the FDIC Board of Directors adopted a Notice of Proposed Rulemaking that would require institutions to prepay, on December 31, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and all of 2010, 2011 and 2012. The assessment would be based on a 5% annual growth rate in deposits from September 30, 2009, and include a 3 basis point increase in the assessment rate beginning in 2011. The Company estimates that the prepaid assessment due on December 31, 2009 will be approximately $1.4 million, and will be expensed over the coverage period.

Other Information:
•
Loan originations totaled $87.1 million since our receipt of TARP funds on December 5, 2008 through September 30, 2009, and included $59.1 million in single-family mortgage loans and $27.7 million in commercial, commercial real estate and multi-family mortgage loans.

•
Deposit balances increased $8.3 million, or 4%, during the nine months ended September 30, 2009. Brokered deposits decreased from 11.5% of deposits at December 31, 2008, to 6.7% of deposits at September 30, 2009.

•	Net gains on sales of loans increased 285% and mortgage loans originated for sale increased 138% in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.
Net interest income
Net interest income decreased $141,000, or 6.2%, and totaled $2.1 million for the quarter ended September 30, 2009, compared to $2.3 million for the quarter ended September 30, 2008. Average interest-earning assets increased $12.2 million in the third quarter of 2009, compared to the third quarter of 2008, and included $7.2 million in CPP proceeds. The average yield on interest-earning assets decreased to 5.20% in the third quarter of 2009, compared to 6.36% in the third quarter of 2008, due to a decline in market interest rates and an increase in nonperforming loans. The decline in the average yield on interest-earning assets resulted in a 14.8% decrease in total interest income. The average cost of interest-bearing liabilities also decreased, to 2.36% in the third quarter of 2009, from 3.17% in the third quarter of 2008, due to a decline in market interest rates. The decrease in the average cost of interest-bearing liabilities resulted in a 25.1% decrease in total interest expense. Net interest margin totaled 3.12% in the third quarter of 2009, compared to 3.47% in the third quarter of 2008.
Net interest income decreased $271,000, or 4.1%, and totaled $6.3 million for the nine months ended September 30, 2009, compared to $6.5 million for the nine months ended September 30, 2008. Average interest-earning assets increased $13.3 million for the nine months ended September 30, 2009, compared to the same period in 2008, and included $7.2 million in CPP proceeds, as previously discussed. The average yield on interest-earning assets decreased to 5.35% for the nine months ended September 30, 2009, compared to 6.49% for the same period in 2008, due to a decline in market interest rates, an increase in nonperforming loans, and investment of the CPP funds in short-term investments prior to contributing them as capital to CFBank in September 2009. The decline in the average yield on interest-earning assets resulted in a 13.5% decrease in total interest income. The average cost of interest-bearing liabilities also decreased, to 2.60% for the nine months ended September 30, 2009, from 3.44% in the same period in 2008, due to a decline in market interest rates. The decrease in the average cost of interest-bearing liabilities resulted in a 23.5% decrease in total interest expense. Net interest margin totaled 3.07% for the nine months ended September 30, 2009, compared to 3.36% for the same period in 2008.
Noninterest income
Noninterest income increased $137,000, or 77.8%, and totaled $313,000 for the quarter ended September 30, 2009, compared to $176,000 for the quarter ended September 30, 2008. The increase in noninterest income was due to a $137,000 increase in net gains on sales of loans. The increase in net gains on sales of loans was a result of an increase in mortgage loans originated for sale, from $5.8 million during the third quarter of 2008 to $18.2 million during the third quarter of 2009, and a positive change in CFBank’s internal pricing policies.

Noninterest income increased $316,000, or 54.1%, and totaled $900,000 for the nine months ended September 30, 2009, compared to $584,000 for the nine months ended September 30, 2008. The increase in noninterest income was primarily due to a $371,000 increase in net gains on sales of loans offset by a decrease in net gains on sale of securities. The increase in net gains on sales of loans was a result of increased mortgage loans originated for sale, from $21.7 million during the nine month ended September 30, 2008, to $51.7 million during the nine months ended September 30, 2009. Prior year period net gains on sale of securities totaled $54,000 and included a $23,000 gain recognized on the redemption of VISA, Inc. shares in the first quarter of 2008.
The increase in mortgage production was due to low mortgage interest rates which resulted from the Federal Reserve Board reducing rates to historically low levels in the fourth quarter of 2008, and management’s decision during 2008 to increase CFBank’s staff of professional mortgage loan originators, who have been successful in increasing this business despite the current depressed condition of the housing market. The increase in mortgage loans originated for sale did not result in a decline in the Bank’s mortgage portfolio, which increased $1.6 million during the nine months ended September 30, 2009. In both the quarter and nine months ended September 30, 2009, the increase in net gains on sales of loans offset the decline in net interest income, discussed previously.
Provision for loan losses
Provisions for loan losses are provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses required. Management’s estimate is based on a review of the loan portfolio, including the nature and volume of the loan portfolio and segments of the portfolio; industry and loan concentrations; historical loss experience; delinquency statistics and the level of nonperforming loans; specific problem loans; the ability of borrowers to meet loan terms; an evaluation of collateral securing loans and the market for various types of collateral; various collection strategies; current economic conditions and trends; and other factors. Based on this review, the provision totaled $4.8 million and $6.7 million for the three and nine months ended September 30, 2009, respectively, compared to $183,000 and $667,000 for the three and nine months ended September 30, 2008, respectively. The increase in the provision for loan losses in the current year periods was due to a $3.5 million write-off of a single commercial loan balance during the quarter ended September 30, 2009, and continued adverse economic conditions affecting loan performance, which resulted in an increase in nonperforming loans and loan charge-offs. The ratio of the allowance for loan losses to total loans totaled 1.94% at September 30, 2009, compared to 1.32% at December 31, 2008.
Nonperforming loans, which are nonaccrual loans and loans 90 days past due still accruing interest, increased $7.5 million and totaled $9.9 million, or 4.14% of total loans, at September 30, 2009, compared to $2.4 million, or 1.02% of total loans, at December 31, 2008. The increase in nonperforming loans was primarily related to deterioration in the commercial real estate and home equity lines of credit portfolios.
At September 30, 2009, nonperforming loans included 9 commercial real estate loans totaling $5.6 million, 2 multi-family loans totaling $2.0 million, 3 commercial loans totaling $570,000, 6 home equity lines of credit totaling $1.4 million, and 5 single-family mortgage loans totaling $296,000.
Individually impaired loans, which are included in nonperforming loans, totaled $8.8 million at September 30, 2009, compared to $2.3 million at December 31, 2008. The amount of the allowance for loan losses specifically allocated to individually impaired loans totaled $1.3 million at September 30, 2009, compared to $514,000 at December 31, 2008.

Net charge-offs totaled $5.1 million, or 2.92% of average loans on an annualized basis, during the nine months ended September 30, 2009, compared to net charge-offs of $306,000, or 0.18% of average loans on an annualized basis, during the nine months ended September 30, 2008. Net charge-offs during the nine months ended September 30, 2009 included $3.8 million in commercial loans, including $3.5 million related to one borrower; $972,000 in commercial real estate loans; $207,000 in home equity lines of credit; and $162,000 in single-family mortgage loans. Net charge-offs during the nine months ended September 30, 2008 related primarily to home equity lines of credit.
We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio as of September 30, 2009; however, future additions to the allowance may be necessary based on factors such as deterioration in client business performance, slow economic conditions, declines in cash flows and market conditions which result in lower real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyze potential loan opportunities carefully in order to manage credit risk. An increase in loan losses would occur if economic conditions and factors which affect credit quality continue to worsen.
Noninterest expense
Noninterest expense for the quarter ended September 30, 2009 increased $195,000, or 10.5%, and totaled $2.1 million, compared to $1.9 million for the quarter ended September 30, 2008. The ratio of noninterest expense to average assets was 2.85% for the third quarter of 2009, compared to 2.66% in the third quarter of 2008. The efficiency ratio was 84.21% for the quarter ended September 30, 2009, compared to 76.42% for quarter ended September 30, 2008.
Noninterest expense for the nine months ended September 30, 2009 increased $845,000, or 15.2%, and totaled $6.4 million, compared to $5.6 million for the nine months ended September 30, 2008. The ratio of noninterest expense to average assets was 2.96% for the nine months ended September 30, 2009, compared to 2.68% for the nine months ended September 30, 2008. The efficiency ratio was 89.62% for the nine months ended September 30, 2009, compared to 78.91% for nine months ended September 30, 2008.
The increase in noninterest expense during the three and nine months ended September 30, 2009 was primarily due to an increase in salaries and employee benefits, FDIC premiums, and, during the nine months ended September 30, 2009, an increase in professional fees. Salaries and employee benefits increased $142,000 and $240,000, respectively, during the three and nine months ended September 30, 2009 due to increased staffing levels and salary adjustments compared to the prior year periods. FDIC premiums increased $75,000 and $398,000, respectively, during the three and nine months ended September 30, 2009 due to higher quarterly assessment rates and a one-time special assessment to restore the reserve ratio of the DIF, as discussed previously. A one-time FDIC credit issued to CFBank as a result of the Federal Deposit Insurance Reform Act of 2005 reduced premiums in the prior year periods. Professional fees increased $269,000 during the nine months ended September 30, 2009 due to legal and accounting fees related to the investigation of certain deposit accounts associated with a third party payment processor, which are no longer active, and legal fees related to nonperforming loans and regulatory filings.
Income Taxes
Income tax expense for the three and nine months ended September 30, 2009 totaled $2.3 million and $1.8 million, respectively, compared to $117,000 and $244,000 for the prior year periods. The increase in the income tax expense was due to a $3.8 million valuation allowance against the deferred tax asset, discussed previously.

Balance sheet activity
Assets totaled $280.4 million at September 30, 2009 and increased $2.6 million, or 1.0%, from $277.8 million at December 31, 2008. The increase in assets was due to growth in cash and cash equivalents and an increase in loans held for sale, partially offset by a decline in the deferred tax asset.
Cash and cash equivalents totaled $9.4 million at September 30, 2009 and increased $5.2 million, from $4.2 million at December 31, 2008. The increase was primarily due to increased holdings in overnight investments at September 30, 2009. The Company expects to maintain these holdings for liquidity purposes.
Net loans totaled $233.9 million at September 30, 2009 and December 31, 2008. During the nine months ended September 30, 2009, single-family mortgage loan balances increased $1.6 million, or 5.6%, due to increased portfolio loan originations during the period. Consumer loans increased $980,000, or 3.7% primarily due to the purchase of a $2.2 million auto loan portfolio. The increase in single-family mortgage and consumer loan balances was offset by a $1.1 million decline in commercial, commercial real estate and multi-family loan balances and a $1.5 million increase in the allowance for loan losses. Commercial, commercial real estate and multi-family loan originations totaled $26.8 million and payoffs totaled $18.8 million during the nine months ended September 30, 2009.
Deposits totaled $215.9 million at September 30, 2009 and increased $8.3 million, or 4.0%, from $207.6 million at December 31, 2008. The increase in deposits was due to a $20.8 million increase in money market deposit account balances, a $1.9 million increase in non-interest bearing checking accounts, and a $230,000 increase in savings accounts. The increase in money market, non-interest bearing checking and savings account balances was offset by a $14.4 million decrease in certificates of deposit account balances and a $295,000 decrease in interest bearing checking accounts. The decrease in certificate of deposit account balances included the maturity of $9.5 million in brokered deposit accounts that were not renewed, and a $7.9 million decline in CDARS balances.
FHLB advances totaled $30.9 million at September 30, 2009 and increased of $1.9 million, or 6.5%, from $29.1 million at December 31, 2008. FHLB advances are used as part of the Company’s asset liability management program, and the increase reflects management’s decision in 2009 to extend the terms of these borrowings to take advantage of low current market interest rates.
Stockholders’ equity totaled $25.4 million at September 30, 2009 and decreased $7.7 million, or 23.2%, from $33.1 million December 31, 2008 due to the net loss and preferred stock dividends for the nine months ended September 30, 2009, partially offset by an increase in accumulated other comprehensive income associated with an increase in the market value of the securities portfolio.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations	Three months ended			Nine months ended
($ in thousands, except share data)	September 30,			September 30,
(unaudited)	2009	2008	% change	2009	2008	% change

Total interest income	$3,552	$4,168	-15%	$10,926	$12,627	-13%
Total interest expense	1,420	1,895	-25%	4,661	6,091	-23%

Net interest income	2,132	2,273	-6%	6,265	6,536	-4%

Provision for loan losses	4,776	183	n/m	6,683	667	n/m

Net interest income after provision for loan losses	(2,644)	2,090	-227%	(418)	5,869	-107%

Noninterest income
Service charges on deposit accounts	97	91	7%	258	260	-1%
Net gain on sales of loans	170	33	415%	501	130	285%
Net gain on sale of securities	—	10	n/m	—	54	n/m
Other	46	42	10%	141	140	1%

Noninterest income	313	176	78%	900	584	54%

Noninterest expense
Salaries and employee benefits	1,133	991	14%	3,276	3,036	8%
Occupancy and equipment	128	105	22%	412	323	28%
Data processing	142	127	12%	436	404	8%
Franchise taxes	86	73	18%	264	239	10%
Professional fees	152	160	-5%	594	325	83%
Director fees	29	34	-15%	80	102	-22%
Postage, printing and supplies	21	32	-34%	133	127	5%
Advertising and promotion	12	12	0%	26	39	-33%
Telephone	26	23	13%	78	67	16%
Loan expenses	13	6	117%	31	14	121%
Foreclosed assets, net	(1)	(18)	n/m	(1)	(10)	n/m
Depreciation	114	167	-32%	350	518	-32%
FDIC premiums	111	36	208%	447	49	812%
Other	93	116	-20%	295	343	-14%

Noninterest expense	2,059	1,864	10%	6,421	5,576	15%

Income (loss) before income taxes	(4,390)	402	n/m	(5,939)	877	n/m
Income tax expense	2,298	117	n/m	1,757	244	n/m

Net income (loss)	$(6,688)	$285	n/m	$(7,696)	$633	n/m

Net income (loss) available to common stockholders	$(6,790)	$285	n/m	$(8,001)	$633	n/m

Share Data
Basic earnings (loss) per common share	$(1.66)	$0.07	n/m	$(1.95)	$0.15	n/m
Diluted earnings (loss) per common share	$(1.66)	$0.07	n/m	$(1.95)	$0.15	n/m
Cash dividends per common share	$—	$0.05	n/m	$—	$0.15	n/m
Average common shares outstanding — basic	4,099,429	4,110,326		4,099,710	4,268,964
Average common shares outstanding — diluted	4,099,429	4,110,326		4,099,710	4,270,491

Consolidated Statements of Financial Condition
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
(unaudited)	2009	2009	2009	2008	2008
Assets
Cash and cash equivalents	$9,400	$12,510	$12,329	$4,177	$7,601
Securities available for sale	22,824	22,700	22,529	23,550	25,323
Loans held for sale	943	5,995	1,642	284	549
Loans
Mortgage	30,386	28,703	27,756	28,778	27,844
Commercial, commercial real estate and multi-family	180,746	181,921	186,492	181,818	180,191
Consumer	27,425	25,079	25,482	26,445	26,796

Total loans	238,557	235,703	239,730	237,041	234,831
Less allowance for loan losses	(4,619)	(3,996)	(3,528)	(3,119)	(3,045)

Loans, net	233,938	231,707	236,202	233,922	231,786
Federal Home Loan Bank stock	1,942	2,109	2,109	2,109	2,109
Loan servicing rights	91	97	105	112	123
Foreclosed assets, net	—	—	175	—	—
Premises and equipment, net	4,926	5,032	5,139	5,246	5,304
Bank owned life insurance	3,989	3,956	3,924	3,892	3,863
Deferred tax asset	—	2,064	1,657	1,598	1,709
Accrued interest receivable and other assets	2,373	2,232	3,481	2,891	2,388

Total assets	$280,426	$288,402	$289,292	$277,781	$280,755

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$16,458	14,960	$15,108	$14,557	$14,238
Interest bearing	199,439	199,958	205,283	193,090	195,189

Total deposits	215,897	214,918	220,391	207,647	209,427
Federal Home Loan Bank advances	30,942	33,942	28,200	29,050	38,200
Advances by borrowers for taxes and insurance	111	72	93	167	79
Accrued interest payable and other liabilities	2,919	2,265	2,531	2,687	2,064
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	255,024	256,352	256,370	244,706	254,925

Stockholders’ equity	25,402	32,050	32,922	33,075	25,830

Total liabilities and stockholders’ equity	$280,426	$288,402	$289,292	$277,781	$280,755

Consolidated Financial Highlights	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(unaudited)	2009	2009	2009	2008	2008	2009	2008

Earnings (loss)
Net interest income	$2,132	$2,073	$2,060	$2,166	$2,273	$6,265	$6,536
Provision for loan losses	$4,776	$1,357	$550	$250	$183	$6,683	$667
Noninterest income	$313	$301	$286	$364	$176	$900	$584
Noninterest expense	$2,059	$2,182	$2,180	$2,173	$1,864	$6,421	$5,576
Net income (loss)	$(6,688)	$(762)	$(246)	$90	$285	$(7,696)	$633
Net income (loss) available to common stockholders	$(6,790)	$(864)	$(347)	$61	$285	$(8,001)	$633
Basic earnings (loss) per common share	$(1.66)	$(0.21)	$(0.08)	$0.01	$0.07	$(1.95)	$0.15
Diluted earnings (loss) per common share	$(1.66)	$(0.21)	$(0.08)	$0.01	$0.07	$(1.95)	$0.15

Performance Ratios (annualized)
Return on average assets	(9.26%)	(1.05%)	(0.34%)	0.13%	0.41%	(3.55%)	0.30%
Return on average equity	(89.50%)	(9.42%)	(2.98%)	1.27%	4.43%	(32.30%)	3.18%
Average yield on interest-earning assets	5.20%	5.33%	5.53%	6.16%	6.36%	5.35%	6.49%
Average rate paid on interest-bearing liabilities	2.36%	2.62%	2.82%	3.20%	3.17%	2.60%	3.44%
Average interest rate spread	2.84%	2.71%	2.71%	2.96%	3.19%	2.75%	3.05%
Net interest margin, fully taxable equivalent	3.12%	3.03%	3.05%	3.33%	3.47%	3.07%	3.36%
Efficiency ratio	84.21%	91.91%	92.92%	85.89%	76.42%	89.62%	78.91%
Noninterest expense to average assets	2.85%	3.01%	3.04%	3.13%	2.66%	2.96%	2.68%

Capital
Equity to total assets at end of period	9.06%	11.11%	11.38%	11.91%	9.20%	9.06%	9.20%
Tangible equity to tangible assets	9.06%	11.11%	11.38%	11.91%	9.20%	9.06%	9.20%
Book value per common share	$4.49	$6.11	$6.32	$6.36	$6.30	$4.49	$6.30
Tangible book value per common share	$4.49	$6.11	$6.32	$6.36	$6.30	$4.49	$6.30
Period-end market value per common share	$2.65	$2.92	$2.90	$2.98	$3.50	$2.65	$3.50
Dividends declared per common share	$—	$—	$—	$0.05	$0.05	$—	$0.15
Period-end common shares outstanding	4,100,337	4,100,337	4,101,537	4,101,537	4,102,662	4,100,337	4,102,662
Average basic common shares outstanding	4,099,429	4,099,723	4,099,913	4,099,628	4,110,326	4,099,710	4,268,964
Average diluted common shares outstanding	4,099,429	4,099,723	4,099,913	4,101,301	4,110,326	4,099,710	4,270,491

Asset Quality
Nonperforming loans	$9,865	$7,288	$4,996	$2,412	$2,007	$9,865	$2,007
Nonperforming loans to total loans	4.14%	3.09%	2.08%	1.02%	0.85%	4.14%	0.85%
Nonperforming assets to total assets	3.52%	2.53%	1.79%	0.87%	0.71%	3.52%	0.71%
Allowance for loan losses to total loans	1.94%	1.70%	1.47%	1.32%	1.30%	1.94%	1.30%
Allowance for loan losses to nonperforming loans	46.82%	54.83%	70.62%	129.31%	151.72%	46.82%	151.72%
Net charge-offs	$4,102	$889	$141	$176	$86	$5,132	$306
Annualized net charge-offs to average loans	7.04%	1.52%	0.24%	0.30%	0.15%	2.92%	0.18%

Average Balances
Loans	$233,041	234,235	$236,011	$233,245	$233,444	$234,429	$229,796
Assets	$289,025	290,097	$287,216	$277,561	$280,093	$288,779	$277,447
Stockholders’ equity	$29,889	32,350	$33,070	$28,296	$25,729	$31,770	$26,513